Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in this Registration Statement on Form S-8 of our report dated March 8, 2024, with respect to the consolidated financial statements of Capricor Therapeutics, Inc. and Subsidiary appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Our report relating to the financial statements included an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

February 5, 2025